EXHIBIT 15.3

Auditors letter to the SEC regarding approval of Item 16F disclosure

Securities and Exchange Commission

Ladies and Gentlemen:
We were previously principal accountants for EDAP TMS S.A. and, on June 25, 2012, we reported on the consolidated financial statements of EDAP TMS S.A. as of and for the years ended December 31, 2011 and 2010. On June 25, 2012, we were not renewed at the end of our six year mandate. We have read the statements made by EDAP TMS S.A., included in Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Form 20-F of EDAP TMS S.A. dated April 2, 2013. We agree with the statements made by EDAP TMS S.A. in such Form 20-F.

Very truly yours,

Lyon, France, April 2, 2013

ERNST & YOUNG Audit

Represented by

/s/Nicolas Sabran
Nicolas Sabran